Ex 10.1
Execution Version
AMENDMENT NO. 7 TO CREDIT AGREEMENT
AMENDMENT NO. 7, dated as of June 28, 2023 (this “Amendment”) to the Credit Agreement (as defined below), among Visteon Corporation, a Delaware corporation (the “Borrower”), and Citibank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).
WHEREAS, reference is made to that certain Credit Agreement, dated as of April 9, 2014 (as amended by that certain Waiver and Amendment No. 1 to Credit Agreement, dated as of March 25, 2015, as further amended by that certain Amendment No. 2 to Credit Agreement, dated as of March 24, 2017, as further amended by that certain Amendment No. 3 to Credit Agreement, dated as of November 14, 2017, as further amended by that certain Amendment No. 4 to Credit Agreement, dated as of May 30, 2018, as further amended by that certain Amendment No. 5 to Credit Agreement, dated as of December 19, 2019, as further amended by that certain Amendment No. 6 to Credit Agreement, dated as of July 19, 2022, and as further amended, supplemented, amended and restated or otherwise modified prior to the date hereof, the “Credit Agreement”), among the Borrower, the lenders and issuing banks from time to time party thereto and the Administrative Agent;
WHEREAS, the Administrative Agent and the Borrower have jointly identified errors of a technical nature in the Credit Agreement;
WHEREAS, pursuant to the third to last paragraph of Section 10.01 of the Credit Agreement, the Administrative Agent and the Borrower wish to amend the Credit Agreement, on the terms set forth herein and conditions set forth herein, in order to correct such errors; and
WHEREAS, in accordance with the third to last paragraph of Section 10.01 of the Credit Agreement, this Amendment shall become effective at and after 11:59 p.m. (Eastern time) on July 6, 2023, which is the fifth Business Day after the date on which a copy of this Amendment has been provided to the Lenders (such time, the “Objection Deadline”), so long as the Administrative Agent has not received, by such time, written notice of objection to this Amendment from Lenders comprising the Required Lenders.
NOW, THEREFORE, the parties hereto hereby agree as follows:
Article i

DEFINITIONS
Section 1.01Definitions.
(a)Unless otherwise defined herein, capitalized terms defined in the Amended Credit Agreement (as defined below) shall have the same meanings when used in this Amendment.
(b)“Amended Credit Agreement” means the Credit Agreement as amended by this Amendment.
Article ii

AMENDMENTS TO THE CREDIT AGREEMENT
Section 1.01Amendments to the Credit Agreement. Effective as of the Amendment No. 7 Effective Date (as defined below), the Credit Agreement is hereby amended as follows:
(a)The definition of “Applicable Rate” in Section 1.01 of the Credit Agreement is hereby amended by restating the last paragraph of such definition in its entirety as follows:

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“Each change in the Applicable Rate and the Amendment No. 6 Applicable Commitment Fee shall be effective as of the first Business Day immediately following the date of delivery to the Administrative Agent of financial statements pursuant to Section 6.01(a) or Section 6.01(b) and a Compliance Certificate pursuant to Section 6.02(b) evidencing the related change in the Total Gross Leverage Ratio. For purposes of each of the Applicable Rate and the Amendment No. 6 Applicable Commitment Fee, if the Borrower has not delivered such information to the Administrative Agent on the applicable Financial Statement Delivery Date, the Applicable Rate and the Amendment No. 6 Applicable Commitment Fee shall be set at Pricing Level 4 in the applicable tables. Each change in the Applicable Rate and the Amendment No. 6 Applicable Commitment Fee shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change, subject, in any case, to further adjustments in accordance with the provisions of Section 2.22, as applicable.”
(b)The definition of “Financial Covenant Event of Default” in Section 1.01 of the Credit Agreement is hereby amended and restated in its entirety as follows:
““Financial Covenant Event of Default” means a Default by the Borrower under Section 7.11.”
(c)Section 1.03(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(b)    If at any time any change in GAAP or the application thereof would affect the computation or interpretation of any financial ratio, basket, requirement or other provision set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent and the Borrower shall negotiate in good faith to amend such ratio, basket, requirement or other provision to preserve the original intent thereof in light of such change in GAAP or the application thereof (subject to the approval of the Required Lenders not to be unreasonably withheld, conditioned or delayed) (provided that in the case of any change affecting the computation of the ratio set forth in Section 7.11 following a Suspension Period, either the Borrower or the Required Lenders may make such negotiation request and any amendment affecting the computation of such ratio for purposes of Section 7.11 shall be subject solely to the approval of the Required Lenders (not to be unreasonably withheld, conditioned or delayed)); provided that, until so amended, (A) such ratio, basket, requirement or other provision shall continue to be computed or interpreted in accordance with GAAP or the application thereof prior to such change therein and (B) in the case of any relevant calculation, the Borrower shall provide to the Administrative Agent and the Lenders a written reconciliation in form and substance reasonably satisfactory to the Administrative Agent, between calculations of such ratio, basket, requirement or other provision made before and after giving effect to such change in GAAP or the application thereof.”
(d)Section 7.11 of the Credit Agreement is hereby amended and restated in its entirety as follows:
“Financial Covenant. Permit the Total Net Leverage Ratio as of the last day of a Test Period (commencing with the first fiscal quarter ending after the Amendment No. 6 Effective Date) to exceed (i) 3.50:1.00 or (ii) for three full fiscal quarters following the effectiveness of a Permitted Acquisition, 4.00:1.00.”
(e)Section 8.01(b) of the Credit Agreement is hereby amended and restated in its entirety as follows:

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“(b)    Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Borrower) or 6.11 or in any Section of Article VII; or”
(f)Section 8.02 of the Credit Agreement is hereby amended by deleting the first parenthetical of such Section in its entirety.
(g)Section 9.05 of the Credit Agreement is hereby amended by deleting the words “or the Required Revolving Lenders, as applicable,” from the third sentence of such Section in their entirety.
(h)Section 10.01(h) of the Credit Agreement is hereby amended and restated in its entirety as follows:
“(h)    (i) amend or otherwise modify Section 7.11 (or for purposes of determining compliance with Section 7.11, any defined term used therein), (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 7.11 or (iii) alter the rights or remedies of the Required Lenders arising pursuant to Article VIII as a result of a breach of Section 7.11, in each case, without the written consent of the Required Lenders; provided, however, that (x) the amendments, modifications, waivers and consents described in this clause (h) shall not require the consent of any Lenders other than the Required Lenders during any Suspension Period; and (y) other than during any Suspension Period, the amendments, modifications, waivers and consents described in this clause (h) shall require the consent of (A) the Required Term Lenders in respect of the Term Loans then outstanding and (B) the Required Revolving Lenders in respect of the Revolving Credit Facility;”
Article iii

CONDITIONS TO EFFECTIVENESS
Section 1.01Conditions to Effectiveness of this Amendment. This Amendment and the amendments set forth in Section 2.1 hereof shall become effective on the first date (such date, the “Amendment No. 7 Effective Date”) when each of the following conditions precedent have been fulfilled to the reasonable satisfaction of (or waived by) the Administrative Agent:
(a)Execution and Delivery of this Amendment. The Administrative Agent shall have received from the Borrower and the Administrative Agent, duly executed counterparts of this Amendment.
(b)Objection Deadline. The Administrative Agent shall have not received, by the Objection Deadline, written notice of objection to this Amendment from Lenders comprising the Required Lenders.
Article iv

REPRESENTATIONS AND WARRANTIES
Section 1.01Representations and Warranties. The Borrower represents and warrants to the Administrative Agent as set forth below:
(a)    This Amendment constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity.

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(b)    The Borrower has all requisite corporate or other organizational power and authority to enter into this Amendment and to perform their respective obligations under this Amendment and the Amended Credit Agreement.
Article v

MISCELLANEOUS
Section 1.01Headings. The various headings of this Amendment are inserted for convenience only and shall not affect the meaning or interpretation of this Amendment or any provisions hereof.
Section 1.02Execution in Counterparts. This Amendment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or other electronic imaging means (including in .pdf format) shall be effective as delivery of a manually executed counterpart of this Amendment. For the avoidance of doubt, Section 10.20 of the Credit Agreement shall apply with respect to this Amendment mutatis mutandis.
Section 1.03Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
Section 1.04Governing Law. The governing law and jurisdiction provisions of Section 10.15 of the Credit Agreement shall apply mutatis mutandis to this Amendment.
Section 1.05Fees and Expenses. Notwithstanding anything to the contrary set forth in Section 10.04 of the Credit Agreement, the Administrative Agent agrees that the Borrower shall not be required to pay or reimburse (and the Administrative Agent shall not request or otherwise demand payment or reimbursement of) any costs or expenses of the Administrative Agent incurred by the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including, but not limited to, the fees, disbursements and other charges of Cahill Gordon & Reindel LLP, counsel to the Administrative Agent.
Section 1.06Waiver of Right to Trial by Jury. The waiver of jury trial provisions of Section 10.16 of the Credit Agreement shall apply mutatis mutandis to this Amendment.
Section 1.07Entire Agreement. This Amendment constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
Section 1.08Effects of this Amendment.
(a)On and after the Amendment No. 7 Effective Date, the rights and obligations of the parties to the Credit Agreement shall be governed by the Amended Credit Agreement. All references to the Credit Agreement in any document, instrument, agreement or writing shall be deemed to refer to the Amended Credit Agreement.
(b)Other than as specifically provided herein, this Amendment shall not operate as an amendment of any right, power or privilege of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document or of any other term or condition of the Credit Agreement or any other Loan Document, nor shall the entering into of this Amendment preclude the Administrative Agent and/or any Lender from refusing to enter into any further amendments with respect thereto. This Amendment is not intended by any of the parties hereto to be interpreted as a course of dealing which would in any way impair the rights or remedies of the Administrative Agent or any Lender except as expressly stated herein, and no Lender shall have any obligation to extend credit to the Borrower other

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than pursuant to the terms of the Amended Credit Agreement and the other Loan Documents, as amended or supplemented to date (including by means of this Amendment). This Amendment shall not constitute a novation of the Credit Agreement or any other Loan Document and the Credit Agreement shall continue in full force and effect as amended by this Amendment.
Section 1.09Loan Document Pursuant to Credit Agreement. This Amendment is a Loan Document executed pursuant to the Credit Agreement and, subject to the limitations set forth in Section 5.05 hereof, shall be construed, administered and applied in accordance with all of the applicable terms and provisions of the Credit Agreement (and, following the Amendment No. 7 Effective Date, the Amended Credit Agreement).
[Signature Pages Follow]

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IN WITNESS WHEREOF, the signatories hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.
VISTEON CORPORATION, as Borrower
By:         /s/ Ryan M. Wentling
    Name:    Ryan M. Wentling
    Title:    VP, Investor Relations and Treasurer

[Signature Page to Amendment No. 7 to Credit Agreement]

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CITIBANK, N.A., as Administrative Agent
By:         /s/ Andrew Padovano
    Name:    Andrew Padovano
    Title:    Vice President
[Signature Page to Amendment No. 7 to Credit Agreement]